                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement       [ ]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2)

[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                         Allied Waste Industries, Inc.
                 (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

                         ALLIED WASTE INDUSTRIES, INC.
                  15880 NORTH GREENWAY-HAYDEN LOOP, SUITE 100
                           SCOTTSDALE, ARIZONA 85260

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 28, 1998

     Notice is hereby given that the annual meeting (the "Annual Meeting") of the stockholders of Allied Waste Industries, Inc., a Delaware corporation (the "Company"), will be held at the Company's corporate headquarters (the "Corporate Headquarters"), 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260, on Thursday, May 28, 1998 at 9:00 a.m., Mountain Standard time, for the purpose of electing the eleven directors of the Company.

     A record of the stockholders has been taken as of the close of business on April 27, 1998, and only those stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting. A list of such stockholders will be available commencing April 30, 1998, and may be inspected prior to the Annual Meeting, during normal business hours at the Corporate Headquarters.

     Your participation in the Company's Annual Meeting is important. To ensure your representation, if you do not expect to be present at the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed postage-prepaid envelope which has been provided for your convenience. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

                                          By Order of the Board of Directors,

                                          /s/ Roger A. Ramsey
                                          Roger A. Ramsey
                                          Chairman of the Board

                         ALLIED WASTE INDUSTRIES, INC.
                  15880 NORTH GREENWAY-HAYDEN LOOP, SUITE 100
                           SCOTTSDALE, ARIZONA 85260

                                PROXY STATEMENT

                                   REGARDING

                       THE ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                  MAY 28, 1998
                            ------------------------

     This proxy statement is being mailed to stockholders commencing on or about May 4, 1998, in connection with the solicitation by the Board of Directors (the "Board of Directors") of Allied Waste Industries Inc., a Delaware corporation (the "Company"), of proxies to be voted at the annual meeting of stockholders (the "Annual Meeting") to be held in Scottsdale, Arizona on Thursday, May 28, 1998, and upon any adjournment thereof, for the purposes set forth in the accompanying notice. Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as the holder of the proxies. Abstentions and broker non-votes will be treated as present at the meeting for purposes of determining a quorum, but will be disregarded in the calculation of a plurality or of total votes cast. Broker non-votes will be treated as not present and not entitled to vote on any matter as to which the broker has indicated that it does not have authority to vote. Any proxy on which no direction is specified will be voted (1) FOR the eleven nominees for director of the Company named herein and in the accompanying proxy (the "Nominees"), and (2) otherwise in accordance with the judgment of the person specified thereon. A stockholder may revoke a proxy by: (1) delivering to the Company written notice of revocation, (2) delivering to the Company a proxy signed on a later date or (3) appearing at the Annual Meeting and voting in person.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone. The person designated to vote shares covered by Board of Directors' proxies intends to exercise his judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                         OUTSTANDING VOTING SECURITIES

     As of April 27, 1998, the record date (the "Record Date") for the determination of stockholders entitled to vote at the Annual Meeting, there were issued, outstanding and entitled to vote 105,410,613 shares of the common stock, par value $.01 per share (the "Common Stock"). Delaware law, the Company's Certificate of Incorporation (the "Certificate") and the Company's Bylaws (the "Bylaws") provide that each share of Common Stock entitles the holder to one vote on all matters presented at the Annual Meeting.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, eleven directors of the Company are to be elected, each director to hold office until his successor is elected and qualified. The Nominees have been nominated by the Board of Directors and have previously served as directors of the Company ("Directors"). If any Nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the Board of Directors may be reduced accordingly. The Board of Directors is not aware of any circumstances likely to render any Nominee unavailable.

     The eleven Nominees who receive a plurality of votes cast by the holders of the Common Stock represented at the Annual Meeting shall be the duly elected Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL ELEVEN NOMINEES OF THE COMPANY TO THE BOARD OF DIRECTORS

INFORMATION REGARDING THE NOMINEES

     Certain information regarding each of the Nominees is set forth in the following table:

                                                                                            DIRECTOR
NAME                              POSITIONS HELD                                     AGE     SINCE
----                              --------------                                     ---    --------
Thomas H. Van Weelden...........  President and Chief Executive Officer, Director    43      1992
Roger A. Ramsey.................  Chairman of the Board of Directors                 59      1989
Nolan Lehmann...................  Director                                           53      1990
Alan B. Shepard.................  Director                                           74      1994
Michael Gross...................  Director                                           36      1997
David B. Kaplan.................  Director                                           30      1997
Antony P. Ressler...............  Director                                           37      1997
Howard A. Lipson................  Director                                           34      1997
Dennis Hendrix..................  Director                                           58      1997
Warren B. Rudman................  Director                                           67      1997
Vincent Tese....................  Director                                           55      1997

     For certain information regarding the beneficial ownership of the Common Stock by each of the Nominees, see "Other Information -- Principal Stockholders."

     Thomas H. Van Weelden joined the Company in January 1992 as its Vice President -- Development, and was promoted to President and Chief Operating Officer in December 1992. Mr. Van Weelden was promoted to Chief Executive Officer in July 1997. He was first elected a Director in March 1992.

     Roger A. Ramsey has served as Chairman of the Board of Directors since October 1989 and Chief Executive Officer of the Company from October 1989 through July 1997. In 1968, Mr. Ramsey co-founded Browning-Ferris Industries, Inc. ("BFI") and served as its Vice President and Chief Financial Officer until 1976. Mr. Ramsey is also a member of the Board of Trustees of Texas Christian University.

     Nolan Lehmann has served as a Director since October 1990. Since 1983, Mr. Lehmann has served as President and a director of Equus Capital Management Corporation, a registered investment advisor, and Equus II Incorporated ("Equus"), a registered public investment company whose stock is traded on the American Stock Exchange. Mr. Lehmann also serves as a director of American Residential Services, Inc., Brazos Sportswear, Inc., Drypers Corporation and Garden Ridge Corporation.

     Alan B. Shepard has served as a Director since April 1994. Mr. Shepard is a retired Rear Admiral of the United States Navy and a former astronaut with NASA, retiring from the United States Navy and NASA in August 1974. Mr. Shepard currently serves as a Director of Smith Barney Concert Investment Mutual Funds.

     Michael Gross has served as a Director since May 1997. Mr. Gross is one of the founding principals of Apollo Advisors, L.P. ("Apollo") which, together with its affiliates, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., which are private securities investment funds, and of Lion Advisors, L.P. ("Lion Advisors"), which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. Mr. Gross is also a director of Alliance Imaging, Inc., Breuners Home Furnishings, Inc., Converse, Inc., Florsheim Group, Inc., Imaygn Medical Technologies, Inc., Proffitt's, Inc. and SMT Health Services, Inc.

     David B. Kaplan has served as a Director since May 1997. Mr. Kaplan joined each of Apollo and Lion Advisors in 1991; Apollo, together with an affiliate, serves as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds, and Lion Advisors serves as financial advisor to and representative for certain institutional investors with respect to securities investments. Mr. Kaplan is also a director of Dominick's Supermarkets, Inc., Family Restaurants, Inc., WMC Finance Co., and PRI Holdings, Inc.

     Antony P. Ressler has served as a Director since May 1997. Mr. Ressler is one of the founding principals of Apollo and Lion Advisors. Mr. Ressler is also currently a director of Dominick's Supermarkets, Inc., Family Restaurants, Inc., PRI Holdings, Inc., United International Holdings, Inc., and Vail Resorts, Inc. Mr. Ressler is also the Vice Chairman of LEARN (the Los Angeles Educational Alliance for Reform Now), the largest public school reform movement in the United States and a member of the executive committee of the board of directors of the Jonsson Comprehensive Cancer Center at the UCLA Medical Center.

     Howard A. Lipson has served as a Director since May 1997. Mr. Lipson currently serves as senior managing director of Blackstone Group Holdings L.L.C. Mr. Lipson was managing director from 1994 to 1995, was a Vice President from 1991 to 1994 and joined The Blackstone Group L.P. in 1988. Mr. Lipson is a director of Volume Services, Inc., Prime Succession Holdings, Inc., Ritvik Toys, Inc., AMF Holdings, Inc., Rose Hills Holdings Corporation and Graham Packaging Company.

     Dennis Hendrix has served as a Director since July 1997. Mr. Hendrix serves as a director of Duke Energy, National Power PLC and Newfield Exploration Company. From November 1990 until April 1997, he served as Chairman of the Board of Directors of PanEnergy Corp. and as PanEnergy's Chief Executive Officer from November 1990 until April 1995. Mr. Hendrix was President and Chief Executive Officer of Texas Eastern Corporation from 1986 to 1989.

     Warren B. Rudman has served as a Director since July 1997. Mr. Rudman has been a partner in the law firm of Paul, Weiss, Rifkind, Wharton and Garrison since 1993. From 1980 until 1992, Mr. Rudman served as a United States Senator from New Hampshire. While in the Senate, Mr. Rudman was Chairman and Vice Chairman of the Ethics Committee and also served on the Appropriations Committee, the Intelligence Committee, the Governmental Affairs Committee and the Permanent Subcommittee on Investigations. He also serves on the board of directors of the Chubb Corporation, Collins & Aikman, Prime Succession and the Raytheon Company. Mr. Rudman currently serves as Chairman of the President's Foreign Intelligence Advisory Board and on the board of trustees of Valley Forge Military Academy, the Council on Foreign Relations and the Brookings Institution.

     Vincent Tese has served as a Director since July 1997. Mr. Tese is on the board of directors of Bear Stearns & Co., Inc. ("Bear Stearns"), a national investment bank and brokerage company, which he joined in December 1994. Prior to Bear Stearns, he served the government of New York state from 1983 to December 1994 in several positions, including Director of Economic Development, Chairman and Chief Executive Officer of the Urban Development Corporation, and Commissioner of the Department of Economic Development. Mr. Tese has also served as a Commissioner of the Port Authority of New York and New Jersey. In 1976, Mr. Tese co-founded Cross Country Cable, Inc. and has also served as Chairman of Cross Country Wireless, Inc., which was sold to Pacific Telesis in 1995. He is currently the Chairman of Wireless Cable International, Inc. and serves on the board of directors of Angram, Inc., Bowne & Co., Inc., Cablevision, Inc., Custodial Trust Co. and Mack-Cali Realty Corp.

VOTING AGREEMENTS REGARDING THE ELECTION OF DIRECTORS

     Pursuant to a Shareholders Agreement dated May 15, 1997 (the "Shareholders Agreement") between the Company and certain private securities investment funds affiliated with either: (i) Apollo Advisors II, L.P. or (ii) the Blackstone Group (collectively the "Apollo/Blackstone Investors"), the Company has agreed, until the earlier to occur of the sixth anniversary of the Shareholders Agreement or the date upon which the Apollo/Blackstone Investors own, collectively, less than 20% of the shares (the "Apollo/Blackstone Shares") of Common Stock acquired from TPG Partners, L.P., TPG Parallel I, L.P. and Laidlaw Transportation, Inc., to nominate and support the election to the Board of Directors of certain individuals (the "Shareholder Designees") designated by the Apollo/Blackstone Investors. For so long as the Apollo/Blackstone Investors beneficially own: (i) 75% or more of the Apollo/Blackstone Shares, they shall be entitled to designate four Shareholder Designees; (ii) 50% or more but less than 75% of the Apollo/Blackstone Shares, they shall be entitled to designate three Shareholder Designees; (iii) 25% or more but less than 50% of the Apollo/ Blackstone Shares, they shall be entitled to designate two Shareholder Designees; and (iv) 20% or more but less than 25% of the Apollo/Blackstone Shares, they shall be entitled to designate one Shareholder Designee; provided, that if, at any time as a result of the Company's issuance of voting securities, the Apollo/Blackstone Investors beneficially own 9% or less of the total voting power of voting securities then outstanding, the Apollo/Blackstone Investors shall only be entitled to one Shareholder Designee. Messrs. Gross, Kaplan, Ressler and Lipson are the Shareholder Designees designated by the Apollo/Blackstone Investors.

     In the Shareholders Agreement, the Company agreed to: (i) limit the number of executive officers of the Company that serve on the Board of Directors to two; and (ii) nominate persons to the remaining positions on the Board of Directors who are recommended by the Nominating Committee and are not employees, officers or outside counsel of the Company or partners, employees, directors, officers, affiliates or associates of any Apollo/Blackstone Investors (the "Unaffiliated Directors"). Unaffiliated Directors shall be nominated only upon the approval of a majority vote of the Nominating Committee, which shall consist of not more than four Directors, at least two of whom shall be Shareholder Designees, or such less number of Shareholder Designees as then serves on the Board of Directors. If the Apollo/Blackstone Investors beneficially own less than 50% of the Apollo/Blackstone Shares, the Nominating Committee shall contain only one member who is a Shareholder Designee.

     In the Shareholders Agreement, each Apollo/Blackstone Investor has agreed that, until the earlier to occur of the seventh anniversary of the Shareholders Agreement or the date upon which the Apollo/ Blackstone Investors own, collectively, voting securities of the Company which represent less than 10% of the total voting power of all voting securities on a fully diluted basis, such Apollo/Blackstone Investor and its affiliates shall vote all voting securities beneficially owned by such persons to elect the individuals nominated to the Board of Directors in accordance with the appropriate provisions of the Shareholders Agreement.

ACTIVITY, STRUCTURE, AND COMPENSATION OF THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

     The Company's operations are managed under the broad supervision of the Board of Directors, which has responsibility for the establishment and implementation of the Company's general operating philosophy, objectives, goals and policies. During 1997, the Board of Directors convened on four regularly scheduled and ten specially scheduled occasions, and each Director, other than Messrs. Lipson, O'Leary and Shepard, attended at least 75% of the meetings held by the Board and any committees on which he served during the time he has served as a Director.

     Employee Directors do not receive additional compensation for service on the Board of Directors or its committees. The Company currently pays each non-employee Director a cash fee of $3,000 at the end of each calendar quarter of service, $1,000 for each regular and special meeting of the Board of Directors attended and $500 for each meeting of any committee of the Board of Directors attended plus travel expenses if appropriate. Under the 1994 Amended and Restated Non-Employee Director Stock Option Plan (the "Director Plan"), pursuant to an annual election by the Director, these cash fees may be converted into shares of Common Stock at the market price (as defined in the Director
Plan) on the last day of the quarter in which the fees are paid.

     The Director Plan entitles each Director who is not an employee of the Company to receive an option to purchase 25,000 shares of Common Stock on his initial election to the Board of Directors. Further, the Director Plan also entitles each non-employee Director to receive an option to purchase 10,000 shares on each date he is re-elected. Employee Directors are eligible to participate in the Company's 1991, 1993 and 1994 Incentive Stock Plans (collectively, the "Incentive Plans"). See "Other Information -- Management Development and Compensation Committee Report."

     The Board of Directors currently has four standing committees, which, pursuant to delegated authority, perform various duties on behalf of and report to the Board of Directors: (i) the Executive Committee, (ii) the Management Development and Compensation Committee (the "Compensation Committee"), (iii) the Audit Committee and (iv) the Nominating Committee. The Executive Committee is authorized to exercise, to the extent permitted by law, the power of the full Board of Directors when a meeting of the full Board of Directors is not practicable or necessary. The current members of the Executive Committee are Messrs. Ramsey, Van Weelden, Kaplan and Ressler. The Executive Committee convened on six occasions in 1997 and acted by unanimous consent on several other occasions. The Compensation Committee sets the compensation for the officers of the Company and administers the Company's compensation plans. The current members of the Compensation Committee are Messrs. Lehmann, Shepard and Ressler. During 1997, the Compensation Committee convened on seven occasions. The Audit Committee reviews with the auditors the scope of and matters pertaining to the audit of the Company's financial statements. The current members of the Audit Committee are Messrs. Lipson, Kaplan and Hendrix. The Audit Committee met on five occasions during 1997. The Nominating Committee evaluates and recommends nominees for Director to the Board of Directors. The current members of the Nominating Committee are Messrs. Ramsey, Van Weelden, Lipson and Ressler. The Nominating Committee, established in May 1997, met on one occasion during 1997.

                               OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information, derived from filings with the Securities and Exchange Commission and other public information, regarding the beneficial ownership of the Company's Common Stock at April 15, 1998 by: (i) each person who is known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each of the current Directors, and the executive officers named in the Summary Compensation Table (see "Executive Compensation"), and (iii) all current Directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock listed.

                                                                SHARES BENEFICIALLY OWNED
                                                              ------------------------------
           NAME OF PERSON OR IDENTITY OF GROUP(l)               NUMBER      PERCENT OF CLASS
           --------------------------------------             ----------    ----------------
Thomas H. Van Weelden.......................................   1,624,759(2)       1.5%
Roger A. Ramsey.............................................   1,189,219(3)       1.1%
Apollo Investment Fund III, L.P.
Apollo Overseas Partners III, L.P.
Apollo (UK) Partners III, L.P.
  c/o Apollo Advisors, II, L.P.(4)..........................  17,119,579(4)      16.3%
  Two Manhattanville Road
  Purchase, New York 10577
Blackstone Capital Partners II Merchant Banking Fund L.P.
Blackstone Offshore Capital Partners II L.P.
Blackstone Family Investment Partnership II L.P.
  c/o Blackstone Management Associates II L.L.C.(5).........   9,231,868(5)       8.8%
  345 Park Avenue
  New York, New York 10154
Nolan Lehmann...............................................   1,292,856(6)       1.2%
Brian A. O'Leary............................................   2,703,403(7)       2.6%
Henry L. Hirvela............................................     115,000(8)          *
Michael G. Hannon...........................................      38,293(8)          *
Larry D. Henk...............................................     324,027(9)          *
Steven M. Helm..............................................      68,524(10)          *
Alan B. Shepard.............................................      86,434(11)          *
Michael Gross...............................................  17,145,117(12)      16.3%
David B. Kaplan.............................................  17,145,259(12)      16.3%
Antony P. Ressler...........................................  17,145,203(12)      16.3%
Howard A. Lipson............................................   9,256,868(13)       8.8%
Dennis Hendrix..............................................      30,506(14)          *
Warren B. Rudman............................................      25,485(14)          *
Vincent Tese................................................      25,485(14)          *
All Directors and executive officers as a group(17
  persons)(2)-(3),(6)-(15)..................................  34,044,662         31.7%

---------------
 *  Does not exceed one percent.

 (1) Unless otherwise indicated, the address of each person or group listed above is 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260.

 (2) Includes 727,740 shares of Common Stock that may be acquired on the exercise of options and warrants.

 (3) Includes 857,740 shares of Common Stock that may be acquired on the exercise of options.

 (4) Apollo Advisors II, L.P. ("Apollo Advisors") serves as general partner for each of Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (UK) Partners III, L.P. (collectively, the "Apollo Investors"), which directly own 15,609,142, 932,982 and 577,455 shares of Common Stock, respectively, representing 14.9%, 0.9% and 0.5% of the outstanding Common Stock, respectively. Messrs. Gross, Kaplan and Ressler are principals of Apollo Advisors and each disclaims beneficial ownership of the indicated shares. Also see the Schedule 13D filed on behalf of the Apollo Investors with the Securities and Exchange Commission.

 (5) Blackstone Management Associates II L.L.C. ("Blackstone Associates") serves as general partner for each of Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P. and Blackstone Family Investment Partnership II L.P. (collectively, the "Blackstone Investors"), which directly own 6,611,545, 1,962,385 and 657,938 shares of the outstanding Common Stock, respectively, representing 8.6%, 2.6% and 0.9% of the outstanding Common Stock, respectively. Mr. Lipson is Senior Managing Director of Blackstone Associates and disclaims beneficial ownership of the indicated shares. Also see the Schedule 13D filed on behalf of the Blackstone Investors with the Securities and Exchange Commission.

 (6) Includes (i) 1,225,000 shares of Common Stock that are beneficially owned by an affiliate of Mr. Lehmann and (ii) 55,000 shares of Common Stock that may be acquired on the exercise of options.

 (7) Includes 10,000 shares of Common Stock that may be acquired on the exercise of options.

 (8) Represents shares of Common Stock that may be acquired on the exercise of options.

 (9) Includes 279,140 shares of Common Stock that may be acquired on the exercise of options.

(10) Includes 66,024 shares of Common Stock that may be acquired on the exercise of options.

(11) Includes 55,000 shares of Common Stock that may be acquired on the exercise of options.

(12) Includes (i) 17,119,579 shares beneficially owned by the Apollo Investors, and (ii) 25,000 shares that may be acquired on the exercise of options. Each of Messrs. Gross, Kaplan and Ressler disclaims beneficial ownership of such shares.

(13) Includes (i) 9,231,868 shares beneficially owned by the Blackstone Investors, and (ii) 25,000 shares that may be acquired on the exercise of options. Mr. Lipson disclaims beneficial ownership of such shares.

(14) Includes 25,000 shares of Common Stock that may be acquired on the exercise of options.

(15) Includes 66,132 shares of Common Stock that may be acquired on the exercise of options by an executive officer who is not a named officer.

EXECUTIVE OFFICERS

     The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors at its first meeting following the annual meeting of stockholders. All of the Company's executive officers are listed in the following table, and certain information concerning those officers who are not also members of the Board of Directors follows the table:

                   NAME                     AGE                      POSITION HELD
                   ----                     ---                      -------------
Thomas H. Van Weelden.....................  43     President and Chief Executive Officer
Roger A. Ramsey...........................  59     Chairman of the Board of Directors
Henry L. Hirvela..........................  46     Vice President and Chief Financial Officer
Steven M. Helm............................  50     Vice President -- Legal and Corporate Secretary
Larry D. Henk.............................  38     Vice President and Chief Operating Officer
Michael G. Hannon.........................  43     Vice President -- Mergers & Acquisitions
Peter S. Hathaway.........................  42     Vice President and Chief Accounting Officer

     Biographical information regarding Messrs. Ramsey and Van Weelden appears in the biographical information regarding the Nominees. See "-- Election of Directors-Nominees."

     Henry L. Hirvela has served as Vice President and Chief Financial Officer of the Company since May 1996. From September 1995 through February 1996 he served as Chief Financial Officer for Power Computing Corporation. Prior to joining Power Computing, Mr. Hirvela was employed by BFI since 1988 as Vice President-Treasurer with responsibilities for the company's global finance and cash management functions. From 1981 until 1988 Mr. Hirvela worked for Texas Eastern Corporation, a diversified international energy company, in a number of management positions including Assistant Treasurer and Manager-Corporate Development. Prior to joining Texas Eastern Corporation, Mr. Hirvela worked for Bank of America as an operations officer in San Diego, California.

     Steven M. Helm has served as Vice President -- Legal and Corporate Secretary of the Company since May 1996. Prior to joining the Company, Mr. Helm was an attorney in private practice in Illinois.

     Larry D. Henk has served as Vice President of Operations since June 1994. Mr. Henk was promoted to Chief Operating Officer in February 1998. Mr. Henk joined the Company in January 1992, as General Manager of R.18, when it was acquired by the Company. Prior to joining the Company, Mr. Henk served as General Manager of R.18 since 1991 and General Manager of Environmental Development Corporation from 1987 until its acquisition by the Company in July 1992.

     Michael G. Hannon has served as Vice President -- Mergers & Acquisitions since April 1994. From 1975 to 1993, Mr. Hannon was employed by Laidlaw Waste Systems, Inc. ("Laidlaw") where he held a variety of management positions. His most recent position at Laidlaw was that of Regional Vice President, with overall responsibility for Laidlaw's 24 Midwestern waste service operations having annual revenues in excess of $100 million. Prior to holding that position, Mr. Hannon held positions in Mergers & Acquisitions and served as Controller.

     Peter S. Hathaway has served as Chief Accounting Officer since February 1995 and Vice President since May 1996. From May 1996 through April 1997, Mr. Hathaway also served as Treasurer. From September 1991 through 1994 he was employed by BFI as Controller and Finance Director for certain Italian operations holding responsibilities for the acquisition, reorganization and integration, controller, and financing functions of a $100 million joint venture. From 1979 through September 1991, Mr. Hathaway served in the audit division of Arthur Andersen LLP in Colorado, Italy and Connecticut, most recently in the position of Senior Manager.

EXECUTIVE COMPENSATION

     Summary of Compensation. The following table provides certain summary information concerning compensation paid or accrued during the fiscal years ended December 31, 1997, 1996 and 1995 to the Company's Chief Executive Officer and to each of the four other most highly compensated executive officers serving at the end of the fiscal year ended December 31, 1997 (the "Named Executive Officers"):

                                                                                                  LONG TERM
                                                                                                 COMPENSATION
                                                         ANNUAL COMPENSATION                        AWARDS
                                                      -------------------------                  ------------
                                                                                                  SECURITIES
                                                                                                  UNDERLYING
                                                                                  OTHER ANNUAL     OPTIONS/
                 NAME AND POSITION                    YEAR   SALARY     BONUS     COMPENSATION    SARs(1)(#)
                 -----------------                    ----  --------   --------   ------------   ------------
Thomas H. Van Weelden...............................  1997  $500,000   $523,000     $152,573(2)    477,825
  President and Chief Executive Officer               1996   357,345    120,000           --       600,000
                                                      1995   260,000    160,000           --       232,175

Roger A. Ramsey.....................................  1997   500,000    640,000      148,352(2)    240,325
  Chairman of the Board of Directors and              1996   348,803    120,000           --       600,000
  former Chief Executive Officer                      1995   260,000    200,000           --       232,175

Henry L. Hirvela....................................  1997   275,000    255,000      107,149(3)    225,000
  Vice President and Chief Financial Officer          1996   157,827     85,000       26,830(4)    100,000
                                                      1995        --         --           --            --

Larry D. Henk.......................................  1997   260,000    265,000           --       155,200
  Vice President and Chief Operating Officer          1996   197,700     85,000           --        40,000
                                                      1995   175,000     65,000           --       150,000

Steven M. Helm......................................  1997   225,000    215,000           --       187,090
  Vice President -- Legal and Corporate               1996   180,000     85,000           --        20,000
  Secretary                                           1995    65,000     15,000           --        17,910

Michael G. Hannon...................................  1997   167,500    156,000           --       114,800
  Vice President -- Mergers & Acquisitions            1996   135,000     40,000           --        20,000
                                                      1995   125,000     25,000       50,581(5)     22,200

---------------
(1) See "-- Option Grants in Last Fiscal Year," for certain information regarding options granted during the fiscal year ended December 31, 1997.

(2) Consists of interest forgiven by the Company related to promissory notes issued in 1996. See "Certain Relationships and Related Transactions."

(3) Includes $100,005 paid by the Company as reimbursement for certain relocation expenses and $7,144 for automobile allowance, fuel and maintenance.

(4) Includes $26,553 paid by the Company as reimbursement for certain relocation expenses and $277 for dues associated with membership in certain organizations.

(5) Includes $43,381 paid by the Company as reimbursement for certain relocation expenses and $7,200 for automobile allowance, fuel and maintenance.

     Option Grants in Last Fiscal Year. The following table provides certain information with respect to options granted to the Chief Executive Officer and to each of the Named Executive Officers during the fiscal year ended December 31, 1997 under the Incentive Plans:

                                                                                                    POTENTIAL
                                                        INDIVIDUAL GRANTS                       REALIZABLE VALUE
                                      -----------------------------------------------------     AT ASSUMED ANNUAL
                                                       PERCENT OF                             RATES OF STOCK PRICE
                                        NUMBER OF        TOTAL                                  APPRECIATION FOR
                                       SECURITIES     OPTIONS/SARs   EXERCISE                    OPTION TERM(2)
                                       UNDERLYING      GRANTED TO     OR BASE                 ---------------------
                                      OPTIONS/SARs    EMPLOYEES IN     PRICE     EXPIRATION      5%          10%
         NAME AND POSITION            GRANTED(#)(1)   FISCAL YEAR    ($/SHARE)      DATE         ($)         ($)
         -----------------            -------------   ------------   ---------   ----------   ---------   ---------
Thomas H. Van Weelden...............     477,825(3)        15%        10.000      01/30/07    3,005,016   7,615,300
  President and Chief Executive
  Officer

Roger A. Ramsey.....................     240,325(3)         8%        10.000      01/30/07    1,511,391   3,830,162
  Chairman of the Board of Directors

Henry L. Hirvela....................     200,000(3)         6%        10.000      01/30/07    1,257,789   3,187,485
  Vice President and                      25,000(4)         1%         9.500      01/30/07      149,362     378,514
  Chief Financial Officer

Larry D. Henk.......................     130,200(3)         4%        10.000      01/30/07      818,821   2,075,053
  Vice President and                      25,000(4)         1%         9.500      01/30/07      149,362     378,514
  Chief Operating Officer

Steven M. Helm......................     162,090(3)         5%        10.000      01/30/07    1,019,375   2,583,297
  Vice President -- Legal and             25,000(4)         1%         9.500      01/30/07      149,362     378,514
  Corporate Secretary

Michael G. Hannon...................      99,800(3)         3%        10.000      01/30/07      627,637   1,590,555
  Vice President -- Mergers &             15,000(4)         *          9.500      01/30/07       89,617     227,108
  Acquisitions

---------------
 *  Does not exceed one percent

(1) Each option granted under the Incentive Plans becomes immediately exercisable on the occurrence of a Change in Control (as defined in the Incentive Plans). No stock appreciation rights were granted during 1997.

(2) Because the exercise price of all options equals or exceeds the market price per share of Common Stock on the date of grant, the potential realizable value of the options assuming 0% stock price appreciation is zero.

(3) These options vest in five equal annual installments beginning on January 30, 1998.

(4) These options vest in three equal annual installments beginning on January 30, 1998.

     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year Ended Option Values. The following table provides certain information with respect to options exercised during the fiscal year ended December 31, 1997 by the Chief Executive Officer and each of the Named Executive Officers listed in the preceding tables:

                                                                   NUMBER OF                   VALUE OF
                                                             SECURITIES UNDERLYING            UNEXERCISED
                                                                  UNEXERCISED                IN-THE-MONEY
                                 SHARES                          OPTIONS/SARs               OPTIONS/SARs AT
                               ACQUIRED ON      VALUE        AT FISCAL YEAR-END(#)       FISCAL YEAR-END($)(1)
NAME                           EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                           -----------   -----------   -------------------------   -------------------------
Thomas H. Van Weelden........        --             --      622,175         777,825    $10,548,419   $10,504,791
Roger A. Ramsey..............        --             --      809,675         590,325     14,067,638     8,121,197
Henry L. Hirvela.............        --             --       33,333         291,667        472,917     3,953,646
Larry D. Henk................    11,700        175,000      231,433         181,867      4,305,598     2,516,933
Steven M. Helm...............        --             --       12,637         212,363        198,760     2,900,656
Michael G. Hannon............    15,200        252,871       46,131          88,669        814,235     1,672,272

---------------
(1) Calculated by multiplying the number of shares underlying outstanding in-the-money options by the difference between the closing sales price of the Common Stock on December 31, 1997 ($23.31 per share) and the exercise price, which ranges between $3.00 and $10.00 per share. Options are in-the-money if the fair market value of the underlying Common Stock exceeds the exercise price of the option.

     Employment Agreements. The Company has entered into Executive Employment Agreements with certain Named Executive Officers. The Executive Employment Agreements of Mr. Ramsey and Mr. Van Weelden provide a base salary of $700,000 and a primary term which expires in three years that, after each year of employment, is automatically renewed for successive one-year terms. The Executive Employment Agreements of Messrs. Hirvela, Henk, Helm and Hannon provide for base salaries ranging from $195,000 to $337,500, and a primary term which expires in 2000 that is automatically renewed for successive two-year terms. If the Executive Employment Agreements are terminated by the employee for Good Reason (as defined in the Executive Employment Agreement), or by the Company without Cause (as defined in the Executive Employment Agreement), the base salary will be paid until expiration of the term of the Executive Employment Agreement. If the Executive Employment Agreements are terminated by the employee for Good Reason or by the Company without Cause and a Change in Control (as defined in the Executive Employment Agreement) has occurred within the two years preceding the date of termination, the Company is obligated to pay an amount equal to the sum of two times the base salary on the date of termination and the bonus paid for the previous year. The Company has also entered into an Employment Agreement with Peter S. Hathaway which provides for a base salary of $203,500, as well as terms and severance arrangements similar to those found in the Executive Employment Agreements of the Named Executive Officers.

     Compensation Committee Interlocks and Insider Participation. Messrs. Lehmann, Shepard and Ressler served on the Compensation Committee in 1997. No member of the Compensation Committee has ever served as an executive officer of the Company.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

     Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies, plans and programs designed to enhance the profitability of the Company, and therefore stockholder value, by aligning closely the financial interests of the Company's senior executives with those of its stockholders. Therefore, executive compensation is related to the financial performance of the Company and consists of the following elements: base compensation, cash bonus and incentive stock benefits ("Incentive Awards").

     Executive base compensation for senior executives (including the Chief Executive Officer and the Named Executive Officers) is intended to be competitive with that paid in comparably situated industries and to provide a reasonable degree of financial security and flexibility to those individuals who the Board of Directors regards as adequately performing the duties associated with the various senior executive positions. In furtherance of this objective, the Compensation Committee periodically, though not necessarily annually, reviews the salary levels of a sampling of solid waste management companies that are regarded by the Compensation Committee as having sufficiently similar financial and operational characteristics to provide a reasonable basis for comparison. Although the Compensation Committee does not attempt to specifically tie executive base pay to that offered by any particular sampling of companies, the review provides a useful gauge in administering the Company's base compensation policy. In general, however, the Compensation Committee considers the credentials, length of service, experience, and consistent performance of each individual senior executive when setting compensation levels. To ensure retention of qualified management, the Company has entered into employment agreements with its key management personnel. The employment agreements establish annual base salary amounts that the Compensation Committee may increase, based on the foregoing criteria.

     The Compensation Committee evaluated the experience, length of service and the general success of the Company's operations in determining the Chief Executive Officer's compensation for 1997. The Compensation Committee also considered the Company's growth through its acquisition strategy, revenues, and realization of operational efficiencies in 1997. The Compensation Committee noted that the Company achieved significant growth in revenues, cash flow, earnings per share and shareholder return on equity, before consideration of extraordinary items and acquisition related charges, in 1997, as compared to 1996, and that the completion of the acquisition of the solid waste management operations of Laidlaw Inc. in December 1996 (the "Laidlaw Acquisition") had significantly increased the size, revenues and scope of operations of the Company. Based on these factors, the Committee increased the salary of the Chief Executive Officer to $700,000 for 1998.

     Annual cash bonuses reflect a policy of requiring a certain level of Company financial performance for the year before any cash bonuses are earned by senior executives. In setting such performance criteria, the Compensation Committee considers the total compensation payable or potentially available to the Chief Executive Officer and other senior executives, including the Named Executive Officers. The Compensation Committee has tied potential bonus compensation to performance factors, including the officer's efforts and contributions towards obtaining Company goals, the Company's overall growth, and the results of the officer's efforts in achieving Company growth. Based on the Company's significantly improved financial performance in 1997, as reflected in significant increases in revenues, cash flow, earnings per share and shareholder return on equity, before consideration of extraordinary items and acquisition related charges, and the significant increase in the size, revenues and scope of operations of the Company as a result of the Laidlaw Acquisition, the Compensation Committee awarded a bonus of $523,000 to the Chief Executive Officer.

     The Incentive Plans are intended to provide key employees, including the Chief Executive Officer and the other executive officers of the Company and its subsidiaries with a continuing proprietary interest in the Company, with a view to increasing the interest in the Company's welfare of those personnel who share the primary responsibility for the management and growth of the Company. Moreover, the Incentive Plans provide a significant non-cash form of compensation, which is intended to benefit the Company by enabling it to continue to attract and to retain qualified personnel.

     The Compensation Committee is authorized to make Incentive Awards under the Incentive Plans to key employees, including officers (whether or not they are also directors) of the Company and its subsidiaries. Although the Incentive Awards are not based on any one criteria, the Committee considers:

          (i) management's ability to implement the Company's strategy of geographic expansion through acquisition followed by successful integration and assimilation of the acquired companies;

          (ii) margin maintenance and improvements achieved through management's realization of operational efficiencies, as well as revenue and earnings growth; and

          (iii) the attainment of personal performance goals established for certain employees as well as district and company-wide performance goals.

     The Compensation Committee also uses Incentive Awards as a form of compensation in lieu of providing salary increases, based on its view that Incentive Awards provide a more effective incentive for management performance than cash payments and the salaries and bonuses paid to the Company's executives are somewhat lower than those paid by other companies in the industry.

     Based on these criteria, during the fiscal year ended December 31, 1997, the Company granted to the Chief Executive Officer options of 477,825 shares of Common Stock at an exercise price of $10.00 per share, which was above fair market value on the date of grant.

     The Management Development and Compensation Committee of the Board of Directors.

           Nolan Lehmann
           Alan B. Shepard
           Antony P. Ressler

PERFORMANCE GRAPH

     The following performance graph compares the performance of the Common Stock to the Nasdaq Composite Index and to an index of peer companies selected by the Company. The graph covers the period from December 31, 1992 to December 31, 1997. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1992 and that all dividends were reinvested.

                                      Allied Waste
        Measurement Period          Industries, Inc.         NASDAQ
      (Fiscal Year Covered)              Index           Composite Index    Peer Group Index
1992                                        100                 100                 100
1993                                      110.5               114.8                78.8
1994                                       84.2               112.2                81.7
1995                                        150               158.7                96.7
1996                                      194.7               195.2               112.4
1997                                      490.8               239.6               128.7

                                 12/31/92    12/31/93    12/30/94    12/29/95    12/31/96    12/31/97
                                 --------    --------    --------    --------    --------    --------
Allied Waste Industries,
  Inc. ........................  $  4.75     $  5.25     $  4.00     $  7.13     $  9.25     $ 23.31
Index..........................    100.0       110.5        84.2       150.0       194.7       490.8
                                 -------     -------     -------     -------     -------     -------
Nasdaq Composite Index.........  $217.86     $250.09     $244.46     $345.72     $425.26     $522.07
Index..........................    100.0       114.8       112.2       158.7       195.2       239.6
                                 -------     -------     -------     -------     -------     -------
Peer Group:
BFI, Inc. .....................  $ 26.13     $ 25.75     $ 28.38     $ 29.38     $ 26.25     $ 37.00
WMX Technologies, Inc. ........    40.00       26.38       26.13       29.75       32.50       27.50
USA Waste Services, Inc. ......    14.50       11.38       11.38       18.88       31.88       39.25
                                 -------     -------     -------     -------     -------     -------
Total..........................  $ 80.63     $ 63.51     $ 65.88     $ 78.00     $ 90.63     $103.75
                                 -------     -------     -------     -------     -------     -------
Index..........................    100.0        78.8        81.7        96.7       112.4       128.7
                                 -------     -------     -------     -------     -------     -------

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company enters into transactions with related parties only with the approval of a majority of the independent and disinterested Directors and only on terms the Company believes to be comparable to or better than those that would be available from unaffiliated parties. In the Company's view, all of the transactions described below meet that standard.

     In consideration of the acquisition of R.18 in January 1992, the Company and Thomas H. Van Weelden entered into a non-competition agreement which provided for the payment to Mr. Van Weelden of an annual fee of $25,000 through February 1997. Prior to the Company's acquisition of Environmental Development Corporation ("EDC"), Mr. Van Weelden, certain of his affiliates and certain other persons entered into an agreement with EDC pursuant to which EDC is obligated to pay an aggregate of $5.6 million on the issuance of a permit entitling EDC or its subsidiaries to operate a non-hazardous solid waste landfill comprising at least 7,000,000 cubic yards of airspace on a tract of land formerly owned by such parties. In April 1995, this permit was issued and the $5.6 million obligation was remitted to the aforementioned parties in the form of cash and promissory notes. Thomas H. Van Weelden, Larry D. Henk and James G. Van Weelden received $1,204,875, $187,250 and $655,375, respectively, in four-year promissory notes bearing interest at 12% per year with balances of $1,015,622, $157,838 and $552,434, respectively, at December 31, 1997. All promissory notes issued in connection with this permit were repaid in April
1998.

     Thomas H. Van Weelden and Roger A. Ramsey have loans of $2.3 million and $2.2 million, respectively, from the Company pursuant to promissory notes which are due in June 2001, bearing interest at a rate of 6.625% per year and are secured by the pledge of 246,154 shares of Common Stock purchased from the Company at the market price with the proceeds from the loans in 1996. In connection with these loans, the Company forgave interest due from Mr. Thomas H. Van Weelden and Mr. Roger A. Ramsey in 1997.

     Curtis T. Ramsey was employed by the Company during 1997 and received $90,000 in employment compensation for the year ended December 31, 1997. Curtis Ramsey is the son of Roger A. Ramsey.

     Edward L. Van Weelden and James G. Van Weelden are employed by the Company and received $165,600 and $318,848, respectively, in employment compensation for the year ended December 31, 1997. Edward L. Van Weelden and James G. Van Weelden are the brothers of Thomas H. Van Weelden.

     In connection with the successful completion of certain market development projects during 1997, Allied paid approximately $2.5 million to Brian O'Leary, a former owner of an acquired company and a director of the Company during 1997.

AUDITORS

     Arthur Andersen LLP ("Arthur Andersen"), certified public accountants, have served as the independent auditors of the Company for a number of years. While management anticipates that this relationship will continue to be maintained during 1998 and subsequent years, it is not proposed that any formal action be taken at the meeting with respect to the continued employment of Arthur Andersen. Representatives of Arthur Andersen plan to attend the Annual Meeting and will be available to answer appropriate questions. These representatives will also have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on a review of the forms the Company has received or prepared, the Company believes that during the year ended December 31, 1997, all filing requirements applicable to the Directors, officers and greater than 10% stockholders were met except Brian A. O'Leary and William K. Reilly were each late in filing two and three reports on Form 4, respectively, regarding two and three transactions, respectively.

MISCELLANEOUS MATTERS

     The annual report to stockholders covering the fiscal year ended December 31, 1997 is included with this proxy statement. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 1999 Annual Meeting of stockholders is required to submit such proposals to the Company on or before December 31, 1998.

     The Company's Board of Directors is not aware of any other business to be considered or acted upon at the Annual Meeting other than those described above. If other business requiring a vote of stockholders is properly presented at the Annual Meeting, proxies will be voted in accordance with the judgment on such matters of the person or persons acting as proxy. If any matter not appropriate for action at the Annual Meeting should be presented, the holders of the proxies will vote against consideration thereof or action thereon.

                                          By Order of the Board of Directors,

                                          /s/ Roger A. Ramsey
                                          Roger A. Ramsey
                                          Chairman of the Board

                         ALLIED WASTE INDUSTRIES, INC.
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 28, 1998

     The undersigned hereby appoints Roger A. Ramsey and Thomas H. Van Weelden as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy card, all shares of Common Stock of Allied Waste Industries, Inc. (the "Company") held of record by the undersigned on April 27, 1998, at the Annual Meeting of Stockholders to be held on May 28, 1998, or any adjournment thereof.


                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                         ALLIED WASTE INDUSTRIES, INC.

                                  May 28, 1998

              --Please Detach and Mail in the Envelope Provided--
-------------------------------------------------------------------------------
      PLEASE MARK YOUR
A /x/ VOTES AS IN THIS
      EXAMPLE.



1. Election of Directors

NOMINEES: Thomas H. Van Weelden, Roger A. Ramsey, Nolan Lehmann, Alan B. Shepard, Michael Gross, David B. Kaplan, Antony P. Ressler, Howard A. Lipson, Dennis Hendrix, Warren B. Rudman, Vincent Tese

                           / / FOR      / / WITHHELD

For, except vote withheld from the following nominees:

              ----------------------------------------------------


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NAMED DIRECTORS.

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.


SIGNATURE(S)                                           DATE
      -------------------------------------------          --------------------

NOTE: Please sign exactly as name or names hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.